Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

sebastien_reyes@uhaul.com

AMERCO Announces Special Cash Dividend

Reno, Nev. (August 19, 2022) AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, on August 18, 2022, declared a special cash dividend on its Common Stock of $0.50 per share. The dividend will be payable September 20, 2022 to holders of record on September 6, 2022.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

About U-Haul

Since 1945, U-Haul has been the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our proprietary Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 186,000 trucks, 128,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers 895,000 rentable storage units and 76.6 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading “Best for Vets” employer and was recently named one of the 15 Healthiest Workplaces in America.